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                                                                    EXHIBIT 10.2

                                       OPTION AGREEMENT

     This Option Agreement ("Agreement") is made as of July 31, 1997, by and between SCIENCE PARK CENTER LLC, a California limited liability company ("Optionor"), and NEUROCRINE BIOSCIENCES, INC., a Delaware corporation ("Optionee"), sometimes collectively referred to herein as the "parties."

                                           RECITALS

        A. Optionor will concurrently herewith purchase form Optionee that certain real property legally described as Lot 30 of Torrey Pines Science Center Unit No. 2, in the City of San Diego, County of San Diego, according to Map thereof No. 12845, filed in the Officer of the County Recorder of San Diego County on July 23, 1991 (the "Land") for a purchase price of $3,472,000. The entirety of the purchase price was financed by a loan from Optionee to Optionor. Optionor intends to develop and construct (i) an *** square foot building on the Land to consist of two levels over a subterranean area (the "Building"), and
(ii) landscaping, drainage, irrigation, lighting, parking facilities, walkways, driveways and other improvements and appurtenances related thereto (the "Improvements). The Land, Building and Improvements are sometimes collectively referred to herein as the "Premises".

        B. Optionor will construct the Building and Improvements with a construction loan (the "Tokai Construction Loan") from Tokai Bank of California ("Tokai Bank") in the approximate amount of *** a construction loan from Optionee in the approximate amount of $368,000, and a cash contribution from Nexus Properties, Inc. ("Nexus"), a member of Optionor, in the amount of ***. The Tokai Construction Loan in the amount of *** will be secured by a first deed of trust on the Premises, and the construction loan from Optionee and the loan to finance the purchase price of the Land in the aggregate amount of $3,840,000 (the "Neurocrine Loan"), will be secured by a second deed of trust on the Premises. Following completion of construction, Optionor contemplates obtaining a permanent loan (the "Permanent Loan") to replace the Tokai Construction Loan.

        C. Concurrently herewith Optionor has leased the Premises to Optionee to be used by Optionee for scientific research and development laboratories and related office and ancillary uses pursuant to that certain lease ("Lease") of even date executed by Optionor as landlord ("Landlord") and Optionee as tenant ("Tenant").

        D. Optionee is a member of Optionor pursuant to the Operating Agreement of Optionor (the "Operating Agreement") executed by Optionee and Nexus concurrently herewith.

        E. Optionor desires to grant Optionee an option to purchase the Premises and Optionee desires to acquire an option to purchase the Premises upon the terms and conditions set forth herein.

* Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 24b-2 under the Securities Exchange Act.


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        NOW, THEREFORE, in consideration for the execution of the Lease, the premises set forth above, the mutual covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Optionor and Optionee hereby agree as follows:

        1. GRANT OF OPTION. Optionor hereby grants to Optionee an option to purchase the Premises from Optionor upon the terms and conditions set forth in this Agreement (the "Option"). ---------------

        2. TERM OF OPTION. The term of the Option shall commence ***, and shall terminate upon ***. In the event the Lease is terminated prior to the expiration of the term by a bankruptcy of the landlord thereunder, the term of the Option shall be automatically extended for so long as the tenant is entitled to remain, and does remain, in possession of the Premises. In the event the Lease is terminated prior to the expiration of the term for any other reason other than a default of the tenant thereunder, the term of the Option shall be automatically extended for a period of thirty (30) days following the date of termination.

        3. EXERCISE OF OPTION. The Option may be exercised by Optionee at any time during the term (and any extensions thereof) of the Option by delivery to Optionor of a written notice setting forth Optionee's intention to purchase the Premises pursuant to this Agreement.

        4. CONDITIONS ON EXERCISE OF OPTION. Optionee shall not have the right to exercise the Option (i) during the period of time commencing on the day after a monetary obligation to Landlord is due under the Lease from Tenant and unpaid without any necessity for notice thereof to Tenant and continuing until the obligation is paid, or (ii) except as otherwise provided in paragraph 2 hereof to the contrary, after the expiration or earlier termination of the term of the Lease.


        5. PURCHASE PRICE. The purchase price ("Purchase Price") for the Premises shall be an amount ***. At the election of Optionee, and with the consent of the obligee, Optionee may assume any loan or other monetary encumbrance secured by the Premises and credit the amount of the assumption against the Purchase Price, so long as Optionee obtains the release of Nexus as set forth in Section 8 below. Additionally, at the election of Optionee, and with the consent of the obligee, Optionee may assume any contingent or long-term contractual obligation of Optionor (e.g., the

* confidential treatment




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Lease or a property management agreement) in lieu of making a cash payment in satisfaction thereof. A pro forma illustrating the Purchase Price is attached hereto as an exhibit and incorporated herein by this reference.

        6. PAYMENT OF CLOSING EXPENSES. Optionee shall pay any and all costs and expenses of appraisers, surveyors, attorneys, title companies, lenders, escrow companies, and other consultants, and any and all other costs and expenses related to the purchase of the Premises pursuant to this Agreement, so that the payment of the Purchase Price shall be absolutely net to Optionor, and Optionor shall be put to no expense or liability whatsoever with regard to the exercise of the Option or the purchase of the Premises pursuant to the Option.

        7. OPENING OF ESCROW. The parties shall open an escrow for Optionee's purchase of the Premises within fifteen (15) days after Optionee's exercise of the Option by depositing one fully executed original of a purchase and sale agreement and escrow instructions in a form consistent with this Agreement and satisfactory to the parties with an escrow holder selected by the parties.

        8. CONDITIONS TO CLOSE OF ESCROW. As a condition to the close of escrow for the purchase of the Premises pursuant to this Agreement, Optionee shall (i) obtain the release of Nexus and its officers, directors, shareholders, employees, attorneys, agents and affiliates from any and all liability for loans secured by the Premises and any and all other debts and liabilities of Optionor (to the extent such persons are personally liable for such loans, debts and liabilities), and (ii) agree to indemnify, defend and hold harmless Nexus and its officers, directors, shareholders, employees, attorneys, agents and affiliates from and against any claims and liability therefore, except for any such liability incurred through the gross negligence or willful misconduct of Nexus.

        9. "AS IS" PURCHASE. Optionee will acquire the Premises in an "AS IS" condition, and expressly waives and negates the right to any express or implied warranties from Optionor, including, but not limited to, all implied warranties of merchantability, condition, suitability or fitness for any particular purpose, and all warranties with respect to quality, capacity, workmanship and latent defects. Optionee assumes the risk of adverse physical conditions or the applicability and effect of governmental laws, ordinances, rules, regulations and requirements, and Optionor shall have no obligation to correct any condition or alleged defects in the Premises.

        10. EXCHANGE RIGHTS. Optionor agrees that Optionee may acquire the Premises through a third party as part of a like kind exchange pursuant to
Section 1031 of the Internal Revenue Code. Optionor shall cooperate with Optionee in effecting such an exchange and shall execute such documents as may be reasonably required to consummate the exchange, provided the closing shall not be unduly delayed as a result of such exchange and Optionor shall not incur any additional costs or assume any additional liabilities as a result of such exchange.

        11. REAL ESTATE BROKERS. Optionee and Optionor represent and warrant to each other that no real estate broker or finder has been or will be employed by either party with respect to




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this Agreement or the negotiation or consummation of the Option. Optionor and
Optionee shall indemnify and hold each other harmless from any and all cost, expense or liability (including reasonable attorney's fees) for claims by real estate brokers or finders for compensation of commissions as a result of the act of the indemnifying party.

        12. ASSIGNMENT. Optionee may assign the Option herein granted without the consent of Optionor, on the conditions that no such assignment shall release Optionee from its obligations hereunder, and the assignee shall assume the obligations of Optionee under this Agreement and be bound by all of the terms and conditions of this Agreement to the same extent as Optionee.


        13. SUBORDINATION. This Agreement shall be subject and subordinate to the lien of any mortgage or deed of trust which may now or hereafter encumber the Premises.

        14.    MISCELLANEOUS.

               14.1 TERMS AND HEADINGS. Where applicable in this Agreement, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The section headings of this Agreement are not a part of this Agreement and shall have no effect upon the construction or interpretation of any part hereof.

               14.2 TIME. Time is of the essence with respect to the performance of every provision of this Agreement in which time of performance is a factor.

               14.3 COVENANTS AND CONDITIONS. Each provision of this Agreement performable by Optionee shall be deemed both a covenant and a condition.

               14.4 CONSENTS. Whenever consent or approval of either party is required, that party shall not unreasonably withhold or delay such consent or approval, except as may be expressly set forth to the contrary.


               14.5 ENTIRE AGREEMENT. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement.

               14.6 SEVERABILITY. Any provision of this Agreement which shall prove to be invalid, void, or illegal in no way affects, impairs or invalidates any other provision hereof, and such other provisions shall remain in full force and effect.

               14.7 RECORDING. Optionor or Optionee shall record a short form memorandum of this Agreement with the County Recorder of San Diego County.


               14.8 IMPARTIAL CONSTRUCTION. The language in all parts of this Agreement shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.



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               14.9      INUREMENT.  Each of the covenants, conditions, and
agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators, successors, assigns, sublessees, or any person who may come into possession of the Premises or any part thereof in any manner whatsoever.


               14.10 NOTICES. Any notice, consent, demand, bill, statement, or other communication required or permitted to be given hereunder must be in writing and may be given by personal delivery, by facsimile transmission, or by mail, and if given by personal delivery or facsimile transmission shall be deemed given on the date of delivery or transmission, and if given by mail shall be deemed sufficiently given three (3) days after time when deposited in United States Mail if sent by registered or certified mail, addressed to Tenant at the Demised Premises, or to Tenant or Landlord at the addresses shown below. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

               Optionor:     Science Park Center LLC
                             4350 La Jolla Village Drive, Suite 930
                             San Diego, California 92122

               Optionee:     Neurocrine Biosciences, Inc.
                             10555 Science Center Drive
                             San Diego, California 92121








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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Optionor:

SCIENCE PARK CENTER LLC
A California limited liability company

By Nexus Properties, Inc.
A California corporation
Manager

By: /s/ MICHAEL J. REIDY
    -------------------------------------
        Michael J. Reidy
        Chief Executive Officer

By Neurocrine Biosciences, Inc.
A Delaware corporation
Manager

By: /s/ PAUL W. HAWRAN
    -------------------------------------
        Paul W. Hawran
        Senior Vice President


Optionee:

NEUROCRINE BIOSCIENCES, INC.
A Delaware corporation


By: /s/ PAUL W. HAWRAN
    -------------------------------------
        Paul W. Hawran
        Senior Vice President


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